Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Jones Lang LaSalle Income Property Trust, Inc.:

We consent to the use of our report dated March 8, 2019, with respect to the consolidated balance sheets of Jones Lang LaSalle Income Property Trust, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III (collectively, the consolidated financial statements) incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG, LLP

Chicago, Illinois
April 3, 2019